Exhibit 3.1

RESTATED ARTICLES OF INCORPORATION

OF

RUDDICK CORPORATION

Pursuant to Section 55-10-07 and Section 55-10-02 of the General Statutes of North Carolina, the undersigned corporation hereby submits these Restated Articles of Incorporation for the purpose of amending its articles of incorporation and restating its articles of incorporation and all amendments thereto:

1.

The name of the corporation is Ruddick Corporation.

2.

Attached hereto as Exhibit A is the text of the restated articles of incorporation of the Corporation, which contains amendments to the articles of incorporation which do not require shareholder approval and which have been approved by the Board of Directors.

3.

The restated articles of incorporation of the Corporation were adopted by its Board of Directors on November 16, 2000, in the manner prescribed by the North Carolina Business Corporation Act.

4.

These articles will become effective upon filing.

This the 14th day of December, 2000.

RUDDICK CORPORATION

By: /s/ JOHN B. WOODLIEF

John B. Woodlief

Vice President-Finance

APPENDIX A

RESTATED ARTICLES OF INCORPORATION

OF

RUDDICK CORPORATION

The undersigned corporation, a business corporation incorporated under the North Carolina Business Corporation Act, pursuant to action by its Board of Directors, hereby sets forth its Restated Articles of Incorporation:

ARTICLE 1.  The name of the Corporation is RUDDICK CORPORATION.

ARTICLE 2.  The purposes for which the Corporation is organized are to engage in any lawful act or activity for which corporations may be organized under Chapter 55 of the North Carolina General Statutes, as amended.

ARTICLE 3.  The aggregate number of shares the Corporation is authorized to issue is Eighty Million (80,000,000), divided into the following classes:

Class

Number of Shares

Common Stock

75,000,000

Non-Cumulative, Voting $.56 Convertible

   Preference Stock

4,000,000

Additional Preferred Stock

1,000,000

A.

Common Stock. The class of common stock has unlimited voting rights and, after satisfaction of claims, if any, of the holders of preference or preferred shares, is entitled to receive the net assets of the Corporation upon distribution.

B.

Non-cumulative Voting $.56 Convertible Preference Stock. The class of Non-cumulative, Voting $.56 Convertible Preference Stock has the following rights:

Section 1:

Dividends:  Whenever all dividends for all previous dividend periods shall have been paid on all preferred stock of the Corporation hereafter issued which is by its terms senior to the $.56 Convertible Preference Stock, each holder of the $.56 Convertible Preference Stock shall be entitled to receive, when and as declared, but only to the extent earned with respect to the $.56 Convertible Preference Stock and only out of funds of the Corporation legally available therefor after the payment of the cumulative dividends on the aforesaid preferred stocks of the Corporation, non-cumulative cash dividends at the annual rate of $.56 and no more, payable quarterly on the first days of January, April, July and October of each year before any dividend or distribution shall be set apart for or paid on any of the Common Stock of the Corporation or any preferred stock of the Corporation junior to the $.56 Convertible Preference Stock, and before any sum shall be set apart for or paid on the purchase or redemption of any of the Common Stock of the Corporation or any preferred stock of the Corporation junior to the $.56 Convertible Preference Stock.

Section 2:

Liquidation Rights: In the case of the dissolution or liquidation, whether voluntary or involuntary, of the Corporation and the distribution of the assets thereof the holders of the $.56 Convertible Preference Stock shall be paid and shall receive $10.00 per share, plus an amount equal to accrued and unpaid dividends, if any, through the date of such payment with respect to the $.56 Convertible Preference Stock, after the payment of creditors and the holders of all preferred stock of the Corporation hereafter issued which is by its terms senior to the $.56 Convertible Preference Stock, but before any amount shall be paid to or distributed among the holders of any of the Common Stock of the Corporation, or paid to or distributed among the holders of any capital stock of the Corporation junior to the $.56 Convertible Preference Stock. After having been paid for their shares in the manner and in the amount provided in this paragraph the holders of the $.56 Convertible Preference Stock shall not participate further as such in any distribution of the assets of the Corporation.

Section 3.

Redemption Provisions:  At any time after January 1, 1976, upon thirty (30) days prior written notice to the holders thereof, the Corporation shall have the right, privilege and option to redeem or retire any part or all of the $.56 Convertible Preference Stock, such redemption or retirement to be by lot or pro rata as the Board of Directors of the Corporation may prescribe, upon the payment to the holder thereof or upon the deposit at NationsBank of North Carolina, N.A., Charlotte, North Carolina, for the account of the holder thereof, of the sum of $10.00 per share, plus an amount equal to accrued and unpaid dividends, if any, through the date of such payment with respect to the $.56 Convertible Preference Stock, after which said payment to the holder thereof or deposit at NationsBank of North Carolina, N.A., Charlotte, North Carolina, for the account of the holder thereof such part or all of said $.56 Convertible Preference Stock shall be deemed to have been redeemed or retired and to be no longer outstanding. The Corporation shall not redeem less than all of the $.56 Convertible Preference Stock if, and so long as, there exist any accrued and unpaid dividends with respect thereto.

Section 4.  Conversion Rights:  Each holder of the $.56 Convertible Preference Stock shall have the right, option and privilege, upon written demand made upon the Corporation and upon surrender to the Corporation at its office at Charlotte, North Carolina, or at any place where the Corporation shall maintain a transfer agency or office for such purpose, of the certificates representing such stock properly endorsed, to convert at any time until 10 days before the date fixed for redemption, the whole or any part of the $.56 Convertible Preference Stock of such holder into Common Stock of the Corporation on the basis of four shares of such Common Stock for each one share of $.56 Convertible Preference Stock (which conversion ratio has been adjusted to reflect the two-for-one stock splits effected as 100% share dividends in each of fiscal years 1986 and 1991); upon such written demand and surrender, the Corporation shall be bound to issue and deliver to such holder four shares of Common Stock as fully-paid and non-assessable for each one share of $.56 Convertible Preference Stock so surrendered for conversion (which conversion ratio has been adjusted to reflect the two-for-one stock splits effected as 100% share dividends in each of fiscal years 1986 and 1991); provided, however, that if the number of outstanding shares of the Common Stock of the Corporation into which the $.56 Convertible Preference Stock is convertible is increased by stock dividend or split-up, or decreased by combination of shares or reverse split, the ratio of the Conversion Rights shall be adjusted accordingly.

Section 5.

Voting Rights:  The $.56 Convertible Preference Stock shall have the power to vote as a single class with the Common Stock of the Corporation, one vote per share, on all matters on which the Common Stock has power to vote.

If an arrearage of eight quarterly dividends on any series of $.56 Convertible Preference Stock occurs, the holders of $.56 Convertible Preference Stock shall be entitled, in addition to their general right to vote for directors, to vote separately as a class (together with all other series of $.56 Convertible Preference Stock outstanding at the time) to elect two directors, such right to terminate, however, when the dividends in arrears on the $.56 Convertible Preference Stock have been paid in full.

Without the affirmative vote of the holders of at least two-thirds of the shares of all series of $.56 Convertible Preference Stock outstanding at the time, voting as a single class, the Corporation may not effect any changes in the terms of such $.56 Convertible Preference Stock relating to dividend rate, redemption price, amount payable on liquidation, voting rights, terms of exchange thereof for the capital stock into which it is convertible, or create any new class of stock entitled to dividends or shares in distribution of assets in priority to the $.56 Convertible Preference Stock; and without the affirmative vote of the holders of at least a majority of the shares of all series of $.56 Convertible Preference Stock outstanding at the time, voting as a class, the Corporation may not create any new class of stock entitled to dividends or shares in distribution of assets on a parity with the $.56 Convertible Preference Stock.

The $.56 Convertible Preference Stock shall have the power to vote as a separate class on other matters in such manner and with such effect as may be provided for by law or otherwise.

Section 6.

Pre-emptive Rights:  No holder of $.56 Convertible Preference Stock shall have any pre-emptive right to subscribe to any issue of additional capital stock of the Corporation.

Section 7.  General:  With respect to the right to receive dividends and the right to distribution of the assets in the case of the dissolution or liquidation of the Corporation the $.56 Convertible Preference Stock shall be junior to all preferred stock of the Corporation hereafter issued which is by its terms senior to the $.56 Convertible Preference Stock.

C.  Additional Preferred Stock.  Shares of Additional Preferred Stock may be issued as one or more classes and in series within a class all with such preferences, limitations and relative rights as and when determined by resolution of the Board of Directors of the Corporation or any other manner authorized by law.

The Board of Directors of the Corporation has designated, established and authorized the following series of Additional Preferred Stock:

(1)  Series A Junior Participating Additional Preferred Stock.

Section 1.  Designation and Amount.  The shares of such series shall be designated as "Series A Junior Participating Additional Preferred Stock" (the "Series A Preferred Stock") and the number of shares constituting the Series A Preferred Stock shall be 600,000. Such number of shares may be increased or decreased by resolution of the Board of Directors; provided, that no decrease shall reduce the number of shares of Series A Preferred Stock to a number less than the number of shares then outstanding plus the number of shares reserved for issuance upon the exercise of outstanding options, rights or warrants or upon the conversion of any outstanding securities issued by the Corporation convertible into Series A Preferred Stock.

Section 2.

Dividends and Distributions.

(A)  Subject to the rights of the holders of the $.56 Convertible Preference Stock and any shares of any series of Preferred Stock (or any similar stock) ranking prior and superior to the Series A Preferred Stock with respect to dividends, the holders of shares of Series A Preferred Stock, in preference to the holders of Common Stock (the "Common Stock"), of the Corporation, and of any other junior stock, shall be entitled to receive, when, as and if declared by the Board of Directors out of funds legally available for the purpose, quarterly dividends payable in cash on the first day of January, April, July and October in each year (each such date being referred to herein as a "Quarterly Dividend Payment Date"), commencing on the first Quarterly Dividend Payment Date after the first issuance of a share or fraction of a share of Series A Preferred Stock, in an amount per share (rounded to the nearest cent) equal to the greater of (a) $1 or (b) subject to the provision for adjustment hereinafter set forth, 100 times the aggregate per share amount of all cash dividends, and 100 times the aggregate per share amount (payable in kind) of all non-cash dividends or other distributions, other than a dividend payable in shares of Common Stock or a subdivision of the outstanding shares of Common Stock (by reclassification or otherwise), declared on the Common Stock since the immediately preceding Quarterly Dividend Payment Date or, with respect to the first Quarterly Dividend Payment Date, since the first issuance of any share or fraction of a share of Series A Preferred Stock. In the event the Corporation shall at any time declare or pay any dividend on the Common Stock payable in shares of Common Stock, or effect a subdivision or combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock, then in each such case the amount to which holders of shares of Series A Preferred Stock were entitled immediately prior to such event under clause (b) of the preceding sentence shall be adjusted by multiplying such amount by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

(B)  The Corporation shall declare a dividend or distribution on the Series A Preferred Stock as provided in paragraph (A) of this Section immediately after it declares a dividend or distribution on the $.56 Convertible Preference Stock and Common Stock (other than a dividend payable in shares of Common Stock); provided that, in the event no dividend or distribution shall have been declared on the Common Stock during the period between any Quarterly Dividend Payment Date and the next subsequent Quarterly Dividend Payment Date, a dividend of $1 per share on the Series A Preferred Stock shall nevertheless be payable on such subsequent Quarterly Dividend Payment Date.

(C)  Dividends shall begin to accrue and be cumulative on outstanding shares of Series A Preferred Stock from the Quarterly Dividend Payment Date next preceding the date of issue of such shares, unless the date of issue of such shares is prior to the record date for the first Quarterly

Dividend Payment Date, in which case dividends on such shares shall begin to accrue from the date of issue of such shares, or unless the date of issue is a Quarterly Dividend Payment Date or is a date after the record date for the determination of holders of shares of Series A Preferred Stock entitled to receive a quarterly dividend and before such Quarterly Dividend Payment Date, in either of which events such dividends shall begin to accrue and be cumulative from such Quarterly Dividend Payment Date. Accrued but unpaid dividends shall not bear interest. Dividends paid on the shares of Series A Preferred Stock in an amount less than the total amount of such dividends at the time accrued and payable on such shares shall be allocated pro rata on a share-by-share basis among all such shares at the time outstanding. The Board of Directors may fix a record date for the determination of holders of shares of Series A Preferred Stock entitled to receive payment of a dividend or distribution declared thereon, which record date shall be not more than 60 days prior to the date fixed for the payment thereof.

Section 3.

Voting Rights.  The holders of shares of Series A Preferred Stock shall have the following voting rights:

(A)  Subject to the provision for adjustment hereinafter set forth, each share of Series A Preferred Stock shall entitle the holder thereof to 100 votes on all matters submitted to a vote of the shareholders of the Corporation. In the event the Corporation shall at any time declare or pay any dividend on the Common Stock payable in shares of Common Stock, or effect a subdivision or combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock, then in each such case the number of votes per share to which holders of shares of Series A Preferred Stock were entitled immediately prior to such event shall be adjusted by multiplying such number by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

(B)  Except as otherwise provided herein, in any other Certificate of Designations creating a class of Preferred Stock or any similar stock, or by law, the holders of shares of Series A Preferred Stock and the holders of shares of $.56 Convertible Preference Stock and Common Stock and any other capital stock of the Corporation having general voting rights shall vote together as one class on all matters submitted to a vote of shareholders of the Corporation.

(C)  Except as set forth herein, or as otherwise provided by law, holders of Series A Preferred Stock shall have no special voting rights and their consent shall not be required (except to the extent they are entitled to vote with holders of Common Stock as set forth herein) for taking any corporate action.

Section 4.  Certain Restrictions.

(A)  Whenever quarterly dividends or other dividends or distributions payable on the Series A Preferred Stock as provided in Section 2 are in arrears, thereafter and until all accrued and unpaid dividends and distributions, whether or not declared, on shares of Series A Preferred Stock outstanding shall have been paid in full, the Corporation shall not:

(i)  declare or pay dividends, or make any other distributions, on any shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Preferred Stock;

(ii)  declare or pay dividends, or make any other distributions, on any shares of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series A Preferred Stock, except dividends paid ratably on the Series A Preferred Stock and all such parity stock on which dividends are payable or in arrears in proportion to the total amounts to which the holders of all such shares are then entitled;

(iii)  redeem or purchase or otherwise acquire for consideration shares of any stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Preferred Stock, provided that the Corporation may at any time redeem, purchase or otherwise acquire shares of any such junior stock in exchange for shares of any stock of the Corporation ranking junior (either as to dividends or upon dissolution, liquidation or winding up) to the Series A Preferred Stock; or

(iv)  redeem or purchase or otherwise acquire for consideration any shares of Series A Preferred Stock, or any shares of stock ranking on a parity with the Series A Preferred Stock, except in accordance with a purchase offer made in writing or by publication (as determined by the Board of Directors) to all holders of such shares upon such terms as the Board of Directors, after consideration of the respective annual dividend rates and other relative rights and preferences of the respective series and classes, shall determine in good faith will result in fair and equitable treatment among the respective series or classes.

(B)  The Corporation shall not permit any subsidiary of the Corporation to purchase or otherwise acquire for consideration any shares of stock of the Corporation unless the Corporation could, under paragraph (A) of this Section 4, purchase or otherwise acquire such shares at such time and in such manner.

Section 5.

Reacquired Shares.  Any shares of Series A Preferred Stock purchased or otherwise acquired by the Corporation in any manner whatsoever shall be retired and cancelled promptly after the acquisition thereof. All such shares shall upon their cancellation become authorized but unissued shares of Additional Preferred Stock and may be reissued as part of a new series of Additional Preferred Stock subject to the conditions and restrictions on issuance set forth herein, in the Articles of Incorporation, or in any other Certificate of Designation creating a class of Additional Preferred Stock or any similar stock or as otherwise required by law.

Section 6.  Liquidation, Dissolution or Winding Up.  Upon any liquidation, dissolution or winding up of the Corporation, no distribution shall be made (I) to the holders of shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Preferred Stock unless, prior thereto, the holders of shares of Series A Preferred Stock shall have received $100 per share, plus an amount equal to accrued and unpaid dividends and distributions thereon, whether or not declared, to the date of such payment, provided that the holders of shares of Series A Preferred Stock shall be entitled to receive an aggregate amount per share, subject to the provision for adjustment hereinafter set forth, equal to 100 times the aggregate amount to be distributed per share to holders of shares of Common Stock, or (2) to the holders of shares of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series A Preferred Stock, except distributions made ratably on the Series A Preferred Stock and all such parity stock in proportion to the total amounts to which the holders of all such shares are entitled upon such liquidation, dissolution or winding up. In the event the Corporation shall at any time declare or pay any dividend on the Common Stock payable in shares of Common Stock, or effect a subdivision or combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock, then in each such case the aggregate amount to which holders of shares of Series A Preferred Stock were entitled immediately prior to such event under the proviso in clause (1) of the preceding sentence shall be adjusted by multiplying such amount by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

Section 7.

Consolidation, Merger, etc.  In case the Corporation shall enter into any consolidation, merger, combination or other transaction in which the shares of Common Stock are exchanged for or changed into other stock or securities, cash and/or any other property, then in any such case each share of Series A Preferred Stock shall at the same time be similarly exchanged or changed into an amount per share, subject to the provision for adjustment hereinafter set forth, equal to 100 times the aggregate amount of stock, securities, cash and/or any other property (payable in kind), as the case may be, into which or for which each share of Common Stock is changed or exchanged. In the event the Corporation shall at any time declare or pay any dividend on the Common Stock payable in shares of Common Stock, or effect a subdivision or combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock, then in each such case the amount set forth in the preceding sentence with respect to the exchange or change of shares of Series A Preferred Stock shall be adjusted by multiplying such amount by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

Section 8.

No Redemption.  The shares of Series A Preferred Stock shall not be redeemable.

Section 9.

Rank.  The Series A Preferred Stock shall rank, with respect to the payment of dividends and the distribution of assets in liquidation, dissolution or winding up, junior to the $.56 Convertible Preference Stock and to all series of any other class of the Corporation's Preferred Stock.

Section 10.  Amendment.  The Restated Articles of Incorporation of the Corporation shall not be amended in any manner which would materially alter or change the powers, preferences or special rights of the Series A Preferred Stock so as to affect them adversely without the affirmative vote of the holders of at least two-thirds of the outstanding shares of Series A Preferred Stock, voting together as a single class.

ARTICLE 4.  The address of the registered office of the Corporation in the State of North Carolina is 1800 Two First Union Center, Charlotte, Mecklenburg, North Carolina 28282, and the name of its registered agent at such address is Douglas J. Yacenda.

ARTICLE 5.  No holder of shares of capital stock of any series or class of the Corporation shall have any preemptive right to purchase, subscribe for or otherwise acquire stock of the Corporation of any series or class now or hereafter authorized, or any securities exchangeable for or convertible into any such stock, or any warrants or other instruments evidencing rights or options to subscribe for, purchase or otherwise acquire any such stock whether such stock, securities, warrants or other instruments be unissued, or issued and thereafter acquired by the Corporation; nor shall any holder of fully paid shares of capital stock be liable for any further assessment; and all such shares of capital stock may be issued by the Corporation for such lawful consideration at such time and to such person or entities as the Board of Directors may from time to time determine.

ARTICLE 6.  To the fullest extent permitted by the North Carolina Business Corporation Act, as the same exists or hereafter may be amended, a director of the Corporation shall not be personally liable to the Corporation, its shareholders or otherwise for monetary damage for breach of his duty as a director. Any repeal or modification of this Article shall be prospective only and shall not adversely affect any limitation on the personal liability of a director of the Corporation existing at the time of such repeal or modification.

ARTICLE 7.  Directors may be removed from office only for cause and only by a vote of shareholders holding a majority of the shares entitled to vote at an election of directors. If any or all directors are so removed, new directors may be elected at the same meeting. The affirmative vote of two-thirds of the total number of voting shares outstanding shall be required to amend, alter, change or repeal this ARTICLE 7.

State of North Carolina

Department of the Secretary of State

ARTICLES OF AMENDMENT

BUSINESS CORPORATION

Pursuant to §55-10-06 of the General Statutes of North Carolina, the undersigned corporation hereby submits the following Articles of Amendment for the purpose of amending its Restated Articles of Incorporation, dated as of December 14, 2000.

1. The name of the corporation is:  Ruddick Corporation

2. The text of each amendment adopted is as follows:

Article 1 of the corporation’s Restated Articles of Incorporation shall be deleted in its entirety and the following shall be inserted in lieu thereof:

“ARTICLE 1.

The name of the Corporation is Harris Teeter Supermarkets, Inc.”

3. The date of adoption of each amendment was as follows:  December 12, 2011.

4. The amendment was approved by shareholder action, and such shareholder approval was obtained as required by Chapter 55 of the North Carolina General Statutes.

5. These articles will be effective 12:01 a.m. on Monday, April 2, 2012.

This the 29th day of March, 2012.

                 Ruddick Corporation

Name of Corporation

             /S/ JOHN B. WOODLIEF

Signature

John B. Woodlief

                 Vice President - CFO

Type or Print Name and Title